Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY NOVEMBER 24, 2014

SOTHERLY HOTELS INC. ANNOUNCES

REPAYMENT OF BRIDGE FINANCING

Williamsburg, Virginia – November 24, 2014 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced the repayment of the $19.0 million secured Bridge Financing with Richmond Hill Capital Partners, LP and Essex Equity Joint Investment Vehicle, LLC which carried a 12.0% yield-to-maturity and had a maturity date of March 26, 2015. The Company used a portion of the net proceeds from the previously announced offering by the Company’s operating partnership of its 7.0% senior unsecured notes to fund the repayment.

Drew Sims, Chief Executive Officer of the Company, commented, “Consistent with our recent balance sheet enhancements we continue to lower our cost of capital and extend our debt maturities. This transaction will be accretive to 2015 earnings and beyond as we use the vast majority of the unsecured note proceeds to repay the high coupon bridge loan we procured to purchase the Georgian Terrace hotel earlier this year.”

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648